Exhibit 99.2

Harriet Edelman and Marie J. Toulantis Elected to
Hershey Foods Corporation’s Board of Directors

HERSHEY, Pa., April 22, 2003 - Hershey Foods Corporation today announced the election to its Board of Directors of Harriet Edelman, Senior Vice President and Chief Information Officer, Avon Products, Inc., and Marie J. Toulantis, Chief Executive Officer, Barnes & Noble.com, effective April 22, 2003.

In announcing the elections, Richard H. Lenny, Chairman, President and Chief Executive Officer said, “We’re most pleased to have both Harriet and Marie join the Hershey Foods Board of Directors. Their vast experience in the consumer goods industry is of great value as we continue to build the Hershey portfolio of leading brands.”

Harriet Edelman currently serves as Senior Vice President and Chief Information Officer, Avon Products, Inc., with responsibility for Avon’s information technology strategy and operations globally. Avon’s 1,400 Information Technology Associates around the world deliver technology infrastructure and solutions to serve the company’s 3.9 million sales Representatives and operations in 143 countries. Edelman has held leadership positions in marketing, sales, supply chain, customer service, and planning and information technology, with U.S. and international responsibilities. She is a member of the Operating Committee and has served as an officer of the company since 1987.

Edelman holds a master’s of business administration in marketing from Fordham’s Graduate Business School and a bachelor’s degree in music from Bucknell University. She serves on the Board of Directors of the Blair Corporation, the Direct Selling Association, the Police Athletic League and the Institute of Women’s Policy Research.

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Marie J. Toulantis currently serves as Chief Executive Officer of Barnes & Noble.com, the publicly-traded Internet commerce company. Toulantis joined Barnes & Noble.com as Chief Financial Officer in 1999 and oversaw its successful initial public offering (IPO), which raised nearly $500 million in the largest Internet IPO to be completed at that time. She was appointed President and Chief Operating Officer in 2001, and under her leadership Barnes & Noble.com has become one of the top-five e-commerce Web sites, attracting approximately 10 million unique visitors per month. Toulantis joined Barnes & Noble, Inc., in 1997 as Executive Vice President with responsibility for Finance and later was appointed Chief Financial Officer. Prior to Barnes & Noble, Inc., she served as Senior Vice President at the Chase Manhattan Bank where she oversaw the bank’s relationship with mid-size companies in Manhattan.

Toulantis holds a bachelor’s of business administration in marketing from Pace University’s Lubin School of Business.

About Hershey Foods Corporation
Hershey Foods Corporation (NYSE:HSY) is the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products. Some of the company’s most popular products include HERSHEY®’S chocolate and chocolate with almonds bars, HERSHEY®’S KISSES® chocolates, REESE’S® peanut butter cups, JOLLY RANCHER® and TWIZZLERS® candies, HERSHEY®’S cocoa, and HERSHEY®’S syrup. The company also is a market leader in the gum and mint category with such well-known brands as ICE BREAKERS®, BREATH SAVERS®, and BUBBLE YUM®.

Media Contact: Christine M. Dugan (717) 508-3238

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